SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )
Check the appropriate box:
( )  Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14(a)-6(e)(2)
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                         REEBOK INTERNATIONAL LTD.
             (Name of Registrant as Specified In Its Charter)

                         REEBOK INTERNATIONAL LTD.
                (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
( )  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4)  Proposed maximum aggregate value of transaction:
     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
     2)  Form, Schedule or Registration Statement No.:
     3)  Filing Party:
     4)  Date Filed:

                                [logo]


                         REEBOK INTERNATIONAL LTD.
                        100 Technology Center Drive
                      Stoughton, Massachusetts  02072


                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                May 7, 1996


     Notice is hereby given that the Annual Meeting of Shareholders of Reebok International Ltd. will be held at The
First National Bank of Boston, First Floor Auditorium, 100
Federal Street, Boston, Massachusetts at 10:00 a.m. local time on Tuesday, May 7, 1996 for the following purposes:

     1. To elect three Class III members of the Board of Directors.

     2.   To approve the Executive Performance Incentive Plan.

     3. To transact any other business that may properly come before the Meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 12, 1996 are entitled to notice of and to vote at the Meeting and any adjournment thereof.

     If you are unable to be present in person, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

                By Order of the Board of Directors



                JOHN E. BEARD
                Clerk

March 29, 1996

                      ANNUAL MEETING OF SHAREHOLDERS

                                May 7, 1996

                              PROXY STATEMENT


     The enclosed proxy is solicited on behalf of the Board of Directors of Reebok International Ltd. ("Reebok" or the "Company") to be voted at the Annual Meeting of Shareholders to be held on May 7, 1996 or at any adjournment thereof (the "Meeting"). The cost of solicitation of proxies on behalf of the Company's management will be borne by Reebok. Directors, officers and employees of Reebok may also solicit proxies by telephone, telegraph or personal interview. Reebok will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials on behalf of the Company's management to the beneficial owners of shares.

     Only shareholders of record at the close of business on March 12, 1996 are entitled to notice of and to vote at the Meeting. There were 74,674,065 shares of the Company's common stock, $.01 par value per share ("Common Stock"), outstanding on that date, each of which is entitled to one vote. Under the by-laws of the Company, a majority of the shares of Common Stock issued and outstanding and entitled to vote will constitute a quorum for the Meeting. If a quorum is present, the three nominees for director who receive the greatest number of votes properly cast (or a plurality of the votes) will be elected directors. An affirmative majority of the votes properly cast at the Meeting in person or by proxy is required for approval of proposal 2. Votes cast by proxy or in person at the Annual Meeting will be counted by persons selected by the Company to act as election inspectors for the Meeting.

     The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a director or that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matters for purposes of determining the presence of a quorum, but neither proxies that withhold authority (without naming an alternative nominee), abstentions nor broker non-votes will be counted as votes cast at the Annual Meeting. Such proxies therefore will have no effect on the outcome of voting with respect to the election of directors at the meeting or proposal 2.

     Shares represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted at the Meeting. To be voted, proxies must be filed with the Clerk prior to voting. Proxies may be revoked at any time before exercise by filing a notice of such revocation with the Clerk. Proxies will be voted as specified by the shareholders. Where specific choices are not indicated, proxies will be voted FOR the election of all of the nominees for director identified below, FOR proposal 2 and in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

     The Annual Report to Shareholders for Reebok's fiscal year ended December 31, 1995 has been mailed with this Proxy Statement. This Proxy Statement and the enclosed proxy were mailed to shareholders on the same date as the date of the Notice of Annual Meeting. The principal executive offices of Reebok are located at 100 Technology Center Drive, Stoughton, Massachusetts 02072.

                           ELECTION OF DIRECTORS

     Pursuant to the provisions of Section 50A of Chapter 156B of the Massachusetts General Laws, the Board of Directors is divided into three classes, having staggered terms of three years each. Under Section 50A and the by-laws of the Company, the Board of Directors may determine the total number of directors and the number of directors to be elected at any Annual Meeting of Shareholders or Special Meeting in lieu thereof. The Board of Directors has fixed at twelve the total number of directors and has fixed at three the number of directors to be elected at the 1996 Annual Meeting. Of the current directors, four Class I directors have terms expiring at the 1997 Annual Meeting, four Class II directors have terms expiring at the 1998 Annual Meeting, and four Class III directors have terms expiring at the 1996 Annual Meeting. Three of the four directors whose terms expire at the 1996 Annual Meeting have been nominated by the Board of Directors for reelection at such Meeting. Mr. Gill is not standing for reelection. Each Class III director elected at the 1996 Annual Meeting will serve until the 1999 Annual Meeting of Shareholders or Special Meeting in lieu thereof, and until that director's successor is elected and qualified.

INFORMATION WITH RESPECT TO NOMINEES

     Unless authority is withheld, proxies in the accompanying form will be voted in favor of electing as Class III directors, to hold office until the Annual Meeting of Shareholders in 1999 or Special Meeting in lieu thereof, and until their respective successors are elected and qualified, the three persons identified in the table below. If the proxy is executed in such a manner as to withhold authority to vote for one or more nominees for director, such instructions will be followed by the persons named as proxies.

     All of the nominees for director are now Class III members of the Board of Directors. The Company has no reason to believe that any of the nominees will be unable to serve. In the event that any nominee should not be available, the persons named in the proxy will vote for the others and may vote for a substitute for such nominee.

     Listed below are the nominees for Class III director, with information showing the business experience and current public directorships, if any, of each, the age of each and the year each was first elected a director of the Company.

                    Business Experience and                 Director
     Name           Current Directorships            Age     Since
     ____           _______________________          ___    ________

Paul B. Fireman     Chief Executive Officer          52     1979
                    and Chairman of the Board
                    of Directors of the Company;
                    President of the Company (from
                    1979 to March 1987 and since
                    December 1989); Director of
                    Abiomed, Inc., a manufacturer
                    of medical devices.

Robert Meers        Executive Vice President of      52     1993
                    the Company (since February
                    1994) and President and Chief
                    Executive Officer of the Reebok
                    Division (since October 1995);
                    President of the Company's
                    Specialty Business Group
                    (February 1994 to October 1995);
                    President, Reebok Division U.S.
                    Operations (from November 1990
                    to January 1994) and Canadian
                    Operations (January 1993 to
                    January 1994).

Bertram M. Lee, Sr. Chairman of the Board of         57     1990
                    BML Associates Inc., a holding
                    company; Chairman and Treasurer
                    of Albimar Communications Co.,
                    a broadcast communications
                    company; and President of KELLEE
                    Communications Group, a pay
                    telephone company.

     Daniel E. Gill, age 59, who has been a director of the Company since 1992 and who presently serves as a Class III member of the Board of Directors, is not standing for reelection.

     Class II members of the Board of Directors having terms of office expiring at the 1998 Annual Meeting of Shareholders are as follows:

                    Business Experience and                 Director
     Name           Current Directorships            Age    Since
     ____           _______________________          ___    ________

Paul R. Duncan      Executive Vice President         55     1989
                    of the Company (since 1990)
                    and President of the Company's
                    Specialty Business Group
                    (since October 1995); Chief
                    Operating Officer, Reebok
                    Division (from June 1995
                    to October 1995); Chief
                    Financial Officer of the
                    Company (from 1985 to
                    June 1995); Director of BGS
                    Systems, Inc., a computer
                    software development company;
                    Director of Cabletron Systems,
                    Inc., a computer networking
                    company.

William F. Glavin   President, Babson College;       63     1994
                    Director of INCO Ltd., a
                    producer of primary metals,
                    alloys and engineered products;
                    Director of The Caldor
                    Corporation, a discount retailer;
                    and Director of John Hancock
                    Mutual Funds, Inc., a mutual fund
                    company.

Richard G. Lesser   Executive Vice President         61     1988
                    and Chief Operating Officer
                    of TJX Companies, Inc., an
                    off-price apparel and home
                    furnishings retailer.

William M. Marcus   Executive Vice President,        58     1981
                    Treasurer and Director of
                    American Biltrite Inc., a
                    manufacturer of flooring and
                    tape products; Director of
                    Congoleum Corp., a vinyl and
                    tile flooring company.

        Class I members of the Board of Directors having terms of office expiring at the 1997 Annual Meeting of Shareholders are as follows:

                    Business Experience and                 Director
     Name           Current Directorships            Age    Since
     ____           _______________________          ___    ________

Jill Elikann Barad  President, Chief Operating       44     1992
                    Officer (since July 1992)
                    and a Director (since November
                    1991) of Mattel, Inc., a toy
                    company; President-Mattel USA
                    (from 1990 to July 1992);
                    Director of BankAmerica
                    Corporation, a bank holding
                    company; Director of Microsoft
                    Corporation, a software company
                    for personal computers.

Mannie L. Jackson   Chairman, Chief Executive        56     1996
                    Officer and majority owner
                    of Harlem Globetrotters
                    International, Inc., a sports
                    and entertainment entity;
                    Retired Senior Vice President-
                    Corporate Marketing and
                    Administration of Honeywell,
                    Inc., a manufacturer of
                    control systems, and prior to
                    that, served in various
                    executive capacities for
                    Honeywell since 1968;
                    Director of Ashland Inc.,
                    a vertically integrated
                    petroleum and chemical company;
                    Director of Jostens Inc., a
                    manufacturer and distributor
                    of recognition awards; Director
                    of The Stanley Works, a
                    commercial, consumer and
                    specialty tools company.

Geoffrey Nunes      Senior Vice President and        65     1986
                    General Counsel, Millipore
                    Corporation, a leader in the
                    field of separation technology.

                    Business Experience and                 Director
     Name           Current Directorships            Age    Since
     ____           _______________________          ___    ________

John A. Quelch      Sebastian S. Kresge Professor    44     1985
                    of Marketing at the Graduate
                    School of Business Administration,
                    Harvard University; Director
                    of WPP Group plc, a multi-
                    national marketing services
                    company; Director of U.S. Office
                    Products Company, an office
                    equipment distribution company.

        During 1995, the Board of Directors held five meetings. All of the directors, except Ms. Barad, attended at least 75% of the Board and relevant committee meetings during 1995. Ms. Barad attended 71% of such meetings. For information on compensation of Directors, see "Compensation of Directors" below.

        The Audit Committee, composed of Messrs. Lesser, Lee, Marcus and Quelch, held three meetings during 1995. The Audit Committee recommends to the Board of Directors the independent public accountants to be engaged by the Company; reviews with such accountants and management the Company's internal accounting procedures and controls; and reviews with such accountants the scope and results of their audit of the consolidated financial statements of the Company.

        The Compensation Committee, composed of Ms. Barad and Messrs. Glavin and Nunes, administers the Company's stock option and compensation plans, sets compensation for the Chief Executive Officer, reviews the compensation of the other executive officers and provides recommendations to the Board regarding compensation matters. The Compensation Committee held two meetings during 1995.

        The Board Affairs Committee, composed of Messrs. Glavin, Lesser and Nunes, held one meeting during 1995. This Committee is responsible for considering Board governance issues. The Committee also recommends individuals to serve as directors of the Company and will consider nominees recommended by security holders. Recommendations by security holders should be submitted in writing to the Board Affairs Committee, in care of the President of the Company.

        The Executive Committee, composed of Messrs. Fireman, Duncan and Nunes, did not meet during 1995.

COMPENSATION OF DIRECTORS

        During 1995, each director who was not an officer or employee of the Company received $25,000 annually, plus $2,000 for each committee chairmanship held and $2,000 for each directors' meeting and $1,000 for each committee meeting attended, plus expenses.

        The Company's Equity and Deferred Compensation Plan for
Directors (the "Directors' Plan") provides for the issuance of stock options to directors and provides a means by which directors may defer all or a portion of their director fees.

        The deferred compensation portion of the Directors' Plan permits directors who are not employees of the Company to defer all or a portion of their director compensation and to then invest such compensation in Reebok Common Stock or in cash which earns interest at the Merrill Lynch Corporate Bond Rate. Compensation deferred into Reebok Common Stock is converted into stock based on the price of the stock on the first day of the calendar quarter following the quarter in which the fees were deferred. Dividends paid on the Reebok Common Stock are also credited to the director's deferred compensation account.

        Directors who elect to defer their compensation will receive a distribution of their deferred compensation in either a lump sum or in annual installments (at the director's election) on a date specified by the director or on the date on which the director is no longer a member of the Reebok Board of Directors, whichever occurs first. If the deferred compensation is invested at the corporate bond rate, the distribution will be in cash in an amount equal to the deferred compensation plus interest accrued.
If the compensation is deferred into Reebok Common Stock, the distribution will be in the form of shares of Reebok Common
Stock.

        Under the stock option portion of the Directors' Plan, each newly elected Eligible Director (as defined below) who is elected to office is granted an option on the date of such election to purchase shares of Reebok Common Stock having an aggregate market value on such date equal to six times the average cash compensation received by all directors in the immediately prior calendar year. An Eligible Director is any director who is not an officer or employee of the Company and is not a holder of more than 5% of the outstanding shares of the Company's Common Stock or a person who is in control of such holder. After the initial grant, on April 28 of each year, each Eligible Director is granted an option to purchase shares of Reebok Common Stock having a fair market value on the date of such grant equal to three times the average annual cash compensation received by all directors in the immediately prior calendar year (or a pro rata portion based on the date of his or her election). The exercise price for all options granted under the Directors' Plan is the fair market value of Reebok Common Stock on the date of the grant. Options become exercisable for one-third of the shares covered thereby on each of the first through third anniversaries of the grant. On April 28, 1995, Ms. Barad and Messrs. Gill,
Lee, Lesser, Marcus, Nunes, and Quelch were granted an option to purchase 3,621 shares and Mr. Glavin was granted a pro-rated option to purchase 905 shares of Reebok Common Stock pursuant to the Directors' Plan. Upon his election to the Board of Directors on February 15, 1996, Mr. Jackson was granted an option to purchase 7,978 shares.

        Of the current directors, Messrs. Fireman, Duncan and Meers are not Eligible Directors under the Directors' Plan.


BENEFICIAL OWNERSHIP OF SHARES

        The following table sets forth certain information with respect to the shares of Common Stock owned on March 12, 1996 by persons owning of record or, to the knowledge of the Company, beneficially 5% or more of the outstanding shares of Common Stock. It also shows ownership by each director and nominee for director, by each executive officer named in the Summary Compensation Table below and by all directors and executive officers of the Company as a group.

                                       Common Stock
                                       Beneficially     Percent
      Name                             Owned(1)         Of Class(2)
      ____                             ____________     ___________

Paul B. Fireman (3)(9)...............    7,668,156       9.74%
Phyllis Fireman (4)..................    5,047,002       6.41%
Jill E. Barad (5)(9).................       18,979       *
Paul R. Duncan (9)...................      195,155       *
Daniel E. Gill (5)(9)................       21,017       *
William F. Glavin (5)................        4,458       *
Mannie L. Jackson ...................        1,000       *
Bertram M. Lee, Sr. (5)(9)...........       11,909       *
Richard G. Lesser (6)(9).............       37,879       *
William M. Marcus (7)(9).............      618,560       *
Angel Martinez (9) ..................       53,877       *
Robert Meers (9).....................      112,467       *
Geoffrey Nunes (9)...................       39,073       *
John A. Quelch (5)(9)................       31,865       *

                                       Common Stock
                                       Beneficially     Percent
      Name                             Owned(1)        Of Class(2)
      ____                             ____________    ___________

Kenneth Watchmaker (9)...............       72,330       *
Directors and executive officers
  as a group (15 persons) (8)(9).....    8,953,805      11.37%

* Less than 1%.

(1) Except as otherwise noted, all persons and entities have sole voting and investment power over their shares. All amounts shown in this column include shares obtainable upon exercise of stock options exercisable within 60 days of the date of this table.

(2) Computed on the basis of 78,746,722 shares: 74,674,065 shares outstanding and 4,072,657 shares subject to options exercisable within 60 days of the date of this table.

(3) Excludes 5,047,002 shares, as to which Mr. Fireman disclaims beneficial ownership, that are beneficially owned by Phyllis Fireman, his wife.

(4) Excludes 7,668,156 shares, as to which Mrs. Fireman disclaims beneficial ownership, that are beneficially owned by Paul Fireman, her husband.

(5) Includes for the following persons, the shares set forth below, which represent shares deferred pursuant to the Directors' Plan: Jill E. Barad, 2,106 shares; Daniel E. Gill, 2,144 shares; William F. Glavin 1,420 shares; Bertram
        M. Lee, Sr., 1,136 shares; John A. Quelch, 458 shares.

(6) Excludes 3,576 shares held by Mr. Lesser's wife and child, as to which he disclaims beneficial ownership.

(7) Excludes 29,969 shares held by Mr. Marcus' wife, as to which he disclaims beneficial ownership.

(8) Excludes the 5,047,002 shares described in note (3) above, the 3,576 shares described in note (6) above and the 29,969 shares described in note (7) above. Excludes 4,400 shares held by an executive officer as custodian for his children under the Uniform Gifts to Minors Act. Includes shares subject to options held by directors and executive officers that are exercisable within 60 days of the date of this table (see note (9) below).

(9) Includes for the following persons, the shares set forth below, which shares are subject to stock options exercisable within 60 days of the date of this table: Paul B. Fireman, 2,500,000 shares; Jill E. Barad, 15,873 shares; Paul R. Duncan, 180,000 shares; Daniel E. Gill, 17,873 shares; William F. Glavin, 1,788 shares; Bertram M. Lee, Sr., 10,773 shares; Richard G. Lesser, 30,873 shares; William M. Marcus, 17,873 shares; Angel Martinez, 53,750 shares; Robert Meers, 108,750 shares; Geoffrey Nunes, 37,873 shares; John A. Quelch, 31,207 shares; Kenneth Watchmaker, 70,000 shares; and all directors and executive officers as a group, 3,140,633 shares.

        The address of Mr. and Mrs. Fireman is c/o Reebok
International Ltd., 100 Technology Center Drive, Stoughton,
Massachusetts  02072.

EXECUTIVE COMPENSATION

        The following table sets forth the aggregate compensation paid or accrued by the Company for services rendered during the years ended December 1993, 1994 and 1995 for the Chief Executive Officer and each of the Company's four other most highly compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                            Annual Compensation
                                   ___________________________________
                                                                Other
                                                             Annual
Name and                                                     Compen-
Principal Position          Year   Salary ($)    Bonus ($)   sation($)
__________________          ____   __________    __________  _________

Paul B. Fireman             1995   $1,000,000          None     ---
  Chairman, President       1994    1,000,012    $1,000,000     ---
  and Chief Executive       1993    1,000,012       650,000     ---
  Officer

Paul R. Duncan              1995      600,028       120,000     ---
  Executive Vice President; 1994      582,716       525,000     ---
  President, Specialty      1993      500,000       357,500     ---
  Business Group

Robert Meers                1995      591,325         None      ---
  Executive Vice President; 1994      437,019       135,000     ---
  President and CEO,        1993      370,673        91,406     ---
  Reebok Division

Angel Martinez              1995      400,010        60,000    62,000(5)
  Executive Vice President; 1994      393,214       120,000    71,768(5)
  President and CEO,        1993      312,404        92,137   104,343(5)
  The Rockport Company

Kenneth Watchmaker          1995      400,000        60,000     ---
  Executive Vice President  1994      385,289       120,000     ---
  and Chief Financial       1993      312,404       102,375     ---
  Officer


(TABLE CONTINUED)
                     SUMMARY COMPENSATION TABLE (CONTINUED)

                                   Long Term Compensation
                                            Awards
                                   _______________________
                                                            All
                                   Restricted               Other
Name and                           Stock                    Compen-
Principal Position          Year   Awards($)   Options(#)   sation($)
__________________          ____   __________  __________   ________

Paul B. Fireman             1995   None        87,300       $ 96,645 (1)(2)
  Chairman, President       1994   None        None           68,786 (1)(2)
  and Chief Executive       1993   None        None          230,813 (1)(2)
  Officer

Paul R. Duncan              1995   None        40,000         51,631 (3)
  Executive Vice President; 1994   None        None           16,412 (3)
  President, Specialty      1993   None        25,000         76,885 (3)
  Business Group

Robert Meers                1995   None       140,000         31,041 (4)
  Executive Vice President; 1994   None          None         16,412 (4)
  President and CEO,        1993   None        25,000         42,863 (4)
  Reebok Division

Angel Martinez              1995   $21,483(6)  25,000         28,889 (7)
  Executive Vice President; 1994   None        None           16,412 (7)
  President and CEO,        1993   None        50,000         35,989 (7)
  The Rockport Company

Kenneth Watchmaker          1995   $21,483(6)  25,000         29,003 (8)
  Executive Vice President; 1994   None        None           16,412 (8)
  and Chief Financial       1993   None        25,000         13,950 (8)
  Officer



__________________

(1) Includes contributions by the Company on behalf of Mr. Fireman as follows: for 1995, $12,120 to the Company's Savings and Profit Sharing Retirement Plan (the "Profit Sharing/Savings Plan") and $42,500 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan; for 1994, $16,412 to the Company's Profit Sharing/Savings Plan; for 1993, $15,940 to the Profit Sharing/Savings Plan and $189,478 in credits allocated to Mr. Fireman's account under the Company's Excess Benefits Plan. Mr. Fireman is 100% vested in these contributions and allocations.

(2) Includes $42,025 for 1995, reflecting the present value of the economic benefit to Mr. Fireman of the portion of the premium paid by the Company during 1995 ($1,106,742) with respect to the split-dollar life insurance agreement (see "Employee Agreements" below for a description of such agreement), based on the time period between the date on which the premium was paid by the Company and May 28, 1996 which, as of March 29, 1996 is the earliest date on which the Company could terminate the agreement and receive a refund, without interest, of the premium it paid. Includes $52,374 for 1994 and $25,395 for 1993, as reported in the Company's 1995 and 1994 Proxy Statements, respectively, reflecting the present value of the economic benefit to Mr. Fireman of the premium paid during 1994 and 1993 ($1,107,115 and $966,862, respectively) with respect to the same agreement, calculated on the same basis.

(3) Includes contributions by the Company on behalf of Mr. Duncan as follows: for 1995, $12,120 to the Profit Sharing/Savings Plan and $39,511 in credits allocated to Mr. Duncan's account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan; for 1993, $15,940 to the Profit Sharing/Savings Plan and $60,945 in credits allocated to Mr. Duncan's account under the Excess Benefits Plan. Mr. Duncan is 100% vested in these contributions and allocations.

(4) Includes contributions by the Company on behalf of Mr. Meers as follows: for 1995, $12,120 to the Profit Sharing/Savings Plan and $18,921 in credits allocated to Mr. Meers' account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan; for 1993, $15,940 to the Profit Sharing/Savings Plan and $26,923 in credits allocated to Mr. Meers' account under the Excess Benefits Plan. Mr. Meers is 100% vested in these contributions and allocations.

(5)     Includes for 1995, $50,000, for 1994, $60,000 and for 1993,
        $60,000 representing compensation attributable to Mr. Martinez as a result of a rent-free lease of a residence to him by the Company (see "Transactions with Management and Affiliates" below). Also includes for 1995, $12,000 for car allowance; for 1994, $11,768 for car allowance and for 1993, $35,343 reimbursement for expenses in connection with his relocation from California to Massachusetts and $9,000 for car allowance.

(6) Certain of the Company's executive officers were required to defer twenty-five percent (25%) of their 1995 bonus award and to invest it into restricted shares of Reebok Common Stock. Fifty percent (50%) of such shares vest on each of January 1, 1997 and January 1, 1998. Any unvested portion of such shares will be forfeited if the executive officer leaves the Company prior to such vesting dates. In connection with this arrangement, Mr. Martinez and Mr. Watchmaker were each issued 744 shares of restricted shares of Reebok Common Stock on March 15, 1996 in lieu of $20,000 of their bonus earned for 1995. The number of shares of restricted stock issued to them was determined by dividing $20,000 by the average of the closing price of Reebok Common Stock for the first twenty trading days of 1996 ($26.875). Mr. Martinez and Mr. Watchmaker are entitled to receive dividends declared by the Company on these restricted shares.

(7) Includes contributions by the Company on behalf of Mr. Martinez as follows: for 1995, $12,120 to the Profit Sharing/Savings Plan and $16,769 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan; for 1993, $15,940 to the Profit Sharing/Savings Plan and $20,049 in credits allocated to Mr. Martinez's account under the Excess Benefits Plan. Mr. Martinez is 100% vested in these contributions and allocations.

(8) Includes contributions by the Company on behalf of Mr. Watchmaker as follows: for 1995, $12,120 to the Profit Sharing/Savings Plan and $16,883 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan; for 1994, $16,412 to the Profit Sharing/Savings Plan; for 1993, $4,497 to the Profit Sharing/Savings Plan and $9,453 in credits allocated to Mr. Watchmaker's account under the Excess Benefits Plan. Mr. Watchmaker is 40% vested in these contributions and allocations.

        The following table sets forth information concerning individual grants of stock options and freestanding SARs made during 1995 to the Chief Executive Officer and each of the four other most highly compensated executive officers:

                                    Option/SAR Grants in 1995

                       _______________________________________________

                                 Individual Grants

                                   % of
                    Number of      Total
                    Securities     Options/
                    Underlying     SARs         Exercise
                    Options/       Granted to   or Base
                    SARs           Employees    Price       Expiration
Name                Granted (#)    in 1995      ($/Sh)      Date
____                ___________    __________   ________    __________

Paul B. Fireman      87,300 (2)     6.41%       $34.375     10/18/05


Paul R. Duncan       40,000 (2)     2.94%      35.375      3/7/05


Angel Martinez       25,000 (2)     1.84%        35.375      3/7/05


Robert Meers         40,000 (2)     2.94%      35.375      3/7/05

                    100,000 (2)     7.34%      34.375     10/18/05


Kenneth Watchmaker   25,000 (2)     1.84%      35.375      3/7/05



(TABLE CONTINUED)

                     Option/SAR Grants in 1995  (Continued)

                       _____________________________

                    Potential Realizable Value
                    at Assumed Annual Rates of
                    Stock Price Appreciation
                    for Option Term (1)

Name                     5%             10%
____                __________      __________

Paul B. Fireman     $1,886,989      $4,782,730

Paul R. Duncan         889,800       2,255,000

Angel Martinez         556,125       1,409,375

Robert Meers           889,800       2,255,000
                     2,161,500       5,478,500

Kenneth Watchmaker     556,125       1,409,375

_______________
(1) The assumed annual rates of stock price appreciation of 5% and 10% per annum are established by the Securities and Exchange Commission ("SEC") and are not to be construed as a forecast of future appreciation. The actual realized value of such options will depend on the market value of the Common Stock on the date of exercise; no gain will be realized by the optionees unless there is an increase in the stock price from the price on the date of grant

(2) Forty percent (40%) of the shares granted to Mr. Fireman and Mr. Meers (with respect to the 100,000 shares under the option granted to Mr. Meers on 10/18/95) become exercisable on October 18, 1997 and 20% of the shares become exercisable on each of October 18, 1998, 1999 and 2000. Forty percent (40%) of the shares granted to Mr. Duncan, Mr. Martinez, Mr. Meers (with respect to the 40,000 shares under the option granted to Mr. Meers on 3/7/95) and Mr. Watchmaker become exercisable on March 7, 1997 and 20% of the shares become exercisable on each of March 7, 1998, 1999 and 2000.
        Options will also become exercisable upon the death or permanent disability of the optionee or in the event of a merger, consolidation, sale of substantially all of the Company's assets or other transaction or series of transactions which result in a change of control of the Company's Common Stock. Options expire ten years after the date of grant.

        The following table sets forth aggregated option exercises in 1995 and option values as of December 31, 1995 for the Chief
Executive Officer and each of the four other most highly compensated executive officers:


                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1995

                                                     Number of
                                                     Securities
                                                     Underlying
                                                     Unexercised
                                                     Options/SARs
                                                     at 12/31/95 (#)

                  Shares
                  Acquired           Value           Exercisable/
Name              on Exercise (#)    Realized ($)    Unexercisable
____              _______________    ____________    _____________

Paul B. Fireman        None                0         2,500,000/
                                                        87,300

Paul R. Duncan         None                0           180,000/
                                                        55,000


Angel Martinez       15,000            $341,362         53,750/
                                                        58,750


Robert Meers           None                0           108,750/
                                                       211,250

Kenneth Watchmaker     None                0            70,000/
                                                        80,000


(TABLE CONTINUED)

                    AGGREGATED OPTION/SAR EXERCISES IN 1995
                 AND OPTION/SAR VALUES AS OF DECEMBER 31, 1995
                                  (CONTINUED)

                     Value of
                     Unexercised
                     In-the-Money
                     Options/SARs
                     at 12/31/95($)

                     Exercisable/
Name                 Unexercisable
____                 _____________

Paul B. Fireman     $25,930,000/
                              0

Paul R. Duncan        1,776,400/
                              0

Angel Martinez          563,775/
                              0

Robert Meers            996,594/
                         63,281

Kenneth Watchmaker        2,400/
                              0



SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

        The Board of Directors, on February 15, 1996, adopted a Supplemental Executive Retirement Plan ("SERP") for certain key executive officers, including all of those who are named in the Summary Compensation Table above. The SERP provides that a participant, upon attaining age 60, will receive an annual retirement benefit equal to (a) twenty-five percent (25%) of his or her average total compensation for the three calendar years out of the five consecutive calendar years ending within the year in which the participant retires ("Final Average Compensation"), in which he or she had the highest total compensation, multiplied by (b) the number of years of such executive's service with the Company (not to exceed 15) divided by 15. The SERP also provides for reduced benefits for participants who retire after age 55, but before age 60, and have completed at least five full years of continuous service with the Company, or who retire before age 55, and have completed at least ten full years of continuous service.

        The following table sets forth estimated annual benefits payable under the SERP upon a participant's retirement, assuming attainment of age 60 while in the employment of the Company, for the following compensation levels and years of service:

                        Years of Service
                  ________________________________

                        5        10        15
                     _______  ________  ________
Final Average
Compensation
_____________

 $  450,000         $ 37,500  $ 75,000  $112,500
    550,000           41,667    83,333   125,000
    750,000           62,500   125,000   187,500
  1,000,000           83,333   166,667   250,000
  1,250,000          104,167   208,333   312,500
  1,500,000          125,000   250,000   375,000
  1,750,000          145,833   291,667   437,500
  2,000,000          166,667   333,333   500,000
  2,250,000          187,500   375,000   562,500

The compensation covered by the SERP for any calendar year is the participant's base compensation and annual incentive bonus earned for such year (plus any amount that would have been paid to the participant but for a salary reduction agreement in effect during such year pursuant to Sections 125 or 401(k) of the Internal Revenue Code of 1986, as amended). The benefit payment under the SERP is not subject to any deductions for Social Security benefits or other offset amounts. Years of service credited under the SERP for the executive officers named in the Summary Compensation Table above are as follows: Paul B. Fireman, 16 years, Paul R. Duncan, 10 years, Robert Meers, 11 years, Angel Martinez, 14 years, and Kenneth Watchmaker, 3 years.

EMPLOYEE AGREEMENTS

        Mr. Fireman has a Stock Option Agreement with the Company pursuant to which he received in 1990 a grant of options to purchase 2.5 million shares of the Company's Common Stock at exercise prices ranging from $17.32 to $18.37 per share, which became exercisable in stages over a five-year period ending July 24, 1995. Options to purchase 2.5 million shares are currently exercisable pursuant to this grant. The options will remain exercisable until July 24, 2000, as long as (i) Mr. Fireman remains available to serve the Company as an employee, director or consultant, and (ii) Mr. Fireman does not compete with the Company in any manner.

        The Company entered into a split-dollar insurance agreement as of September 25, 1991 with a trust established by Paul
Fireman, pursuant to which the Company and that trust will share in the premium costs of a whole life insurance policy that pays a death benefit of not less than $50 million upon the death of Paul Fireman, age 52 or Phyllis Fireman, age 51 (whichever occurs later). The Company pays that portion of each annual policy premium that, in general terms, equals the annual increase in the cash value of the policy. The Company may cause the agreement to be terminated and the policy to be surrendered at any time upon 60 days prior notice. Upon surrender of the policy or payment of the death benefit thereunder, the Company is entitled to repayment of an amount equal to the cumulative premiums previously paid by the Company, with all remaining payments to be made to the Fireman trust. See footnote (2) to the "Summary Compensation Table" above for further information on premium payments made by the Company under this policy.

        The Company has an employment agreement with Mr. Watchmaker which established a supplemental retirement plan for his benefit into which the Company has credited $400,000. The terms of such supplemental retirement plan are identical to the Reebok International Ltd. Excess Benefits Plan, except that if Mr. Watchmaker's employment is terminated by the Company without cause, or if his employment ceases after a change of control under the terms of his change of control agreement with the Company (as described below), the funds credited to his supplemental retirement plan will become vested immediately upon his termination. Mr. Watchmaker's benefits under this supplemental retirement plan are reduced if he returns to Ernst & Young and becomes eligible for a retirement plan there.

     The Company has change of control agreements with Mr. Duncan, Mr. Martinez and Mr. Watchmaker providing for certain compensation and benefits in the event of the termination of their employment with the Company following a "change in control" of the Company (as defined in the respective agreements). In the agreements with Mr. Martinez and Mr. Watchmaker, a "change in control" does not include one which is initiated by Company management, while in the agreement with Mr. Duncan it does. In each agreement, if the executive's employment with the Company were to terminate within 12 months following a change in control either on an involuntary basis (other than as a result of death, total disability, retirement, commission of a felony or conviction of a crime involving moral turpitude) or, in the agreements with Mr. Martinez and Mr. Watchmaker, in the event of a voluntary termination following a downgrading of title, responsibilities or compensation, and in the agreement with Mr. Duncan in the event of any voluntary termination, then the Company will pay to the executive a lump-sum cash payment equal to four times the aggregate of his then current annual base salary and his cash bonus for the most recent calendar year ended before the change in control. In addition, all of the executive's outstanding stock options, restricted shares and other incentive rights and interests will become immediately and fully vested and exercisable. The executive's dependents will also continue to participate fully at the expense of the Company in all accident and health plans provided by the Company immediately prior to the change in control, or receive substantially equivalent coverage, for the year following his termination. In addition, the agreements provide that the executive will be reimbursed by the Company for any legal fees incurred by him as a result of the termination of his employment. Receipt by the executive of the foregoing benefits is subject to his willingness to remain in the employ of the Company or its successor for at least six months after the change in control to assist in the transition. Mr. Duncan, Mr. Martinez and Mr. Watchmaker are also required not to leave voluntarily the employ of the Company in the event that any person or entity initiates a change in control until such time as the effort terminates or the change in control is completed.

        The above description is only a summary of the agreements which the Company has with its various executive officers and is qualified in its entirety by the actual agreements, copies of which have been filed as Exhibits to the Company's Annual Reports on Form 10-K.

REPORT OF COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION


        The Compensation Committee has submitted the following report:

        The Committee currently consists of Jill E. Barad, Chair, Geoffrey Nunes, and William F. Glavin. Its responsibilities include setting the compensation level for the Chief Executive Officer and reviewing compensation levels for all other executive officers of the Company. Compensation for these individuals is established by the Chief Executive Officer. The Committee also functions as the stock option committee, and in that capacity grants all stock options to executive officers.

        Reebok's Chief Executive Officer, Paul Fireman, had a base salary in 1995 of $1,000,000 and was eligible for a bonus for 1995 with a target of up to 100% of his base salary. Mr. Fireman's salary and bonus target were established in 1990 and have not been changed since that time. The Committee decided to award no bonus to Mr. Fireman for 1995 because the Company fell short of its sales and earnings objectives for the year.

        During 1995, as part of a review of Mr. Fireman's total compensation program, the Committee reviewed comparative compensation data from a group of other companies in the shoe and apparel industries and leading consumer products companies assembled by an outside compensation consulting firm (this data was also reviewed in connection with evaluating the compensation of the other executive officers of the Company, as described below). The Committee decided to continue Mr. Fireman's base salary at $1,000,000 per year and to establish Mr. Fireman's target bonus at 100% of his base salary. The Committee believes that this base salary and target bonus place Mr. Fireman's compensation at approximately the 75th percentile of similarly situated chief executive officers, based on the survey data. An option grant was also made to Mr. Fireman that was targeted at the 75th percentile level.

        The Committee reviews the compensation for all executive officers other than the Chief Executive Officer on an annual basis. As part of such review, the Committee met in March 1995 with an outside compensation consulting firm and reviewed comparative compensation data from a group of fourteen other companies in the shoe and apparel industries and leading consumer products companies. While several of these companies are included in the Standard and Poor's Shoes and Textiles Apparel Manufacturers Indices used as peer group indices in the comparison of five year cumulative total return graph included in this Proxy Statement, the Compensation Committee believes that the Company's most direct competitors for executive talent are not confined to the companies that would be included in a peer group established to compare shareholder returns. Thus, the companies surveyed for compensation purposes were not the same as those included in the peer group indices. Target total compensation levels for Reebok executive officers were generally in the 75th percentile of the compensation for the companies surveyed and the Committee determined that this was appropriate given the complexity, volatility and risks/rewards associated with Reebok's business and the fact that Reebok's financial performance over the prior 5 years, in comparison to the performance of these companies, was at or above the 75th percentile.

        At the March 1995 meeting, the Committee also reviewed and adopted an executive bonus plan for 1995. The plan had a corporate portion under which a majority of the bonus would be paid to executives if a target level of earnings per share was met. The Committee established the target level for 1995 at a level which would result in a 100% payout of this portion of the bonus if the Company's financial performance was at a 75th percentile level based on the 5 year historical growth of the companies surveyed in connection with the comparative compensation data reviewed by the Committee (as described above). The plan also provided that a portion of the total target bonus would be based on the individual performance of the particular executive or, in the case of an executive responsible for a separate business unit, the performance of that business unit.
The Committee made a subjective judgment that the portion of the target bonus that was based on individual or business unit performance was appropriate to provide an annual incentive for achievement of individual and business unit objectives. It was also determined that 25% of any bonus awarded to certain executives would be invested in Reebok common stock and deferred for up to two years.

        In February 1996, the Committee again met and reviewed the actual bonus awards for the executive officers under the bonus plan. Based on the Company's financial performance for 1995, no bonuses were awarded to executive officers for 1995 under the portion of the plan based on the Company's financial performance. Certain of the executive officers were paid bonuses based on individual objectives (though at levels well below total target annual incentive levels). The Committee made a subjective judgment that these bonus awards were appropriate.

        The Committee also grants stock options to executive officers to provide long-term performance related incentives that link rewards directly to shareholder gains over a multi-year period. Under the Company's current program, the stock options vest over a five year period, 40% of which vest two years after the grant and 20% each year thereafter. The stock options awarded to executive officers have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. At its March 1995 meeting, the Committee reviewed the Company's stock option program for 1995 and the Committee approved stock option grants to all executive officers other than Mr. Fireman at such time. In determining the size of the 1995 grants to executive officers, the Committee reviewed survey information provided by the outside compensation consulting firm regarding executive pay levels and long term incentive compensation and made grants to the named executive officers based on the Black-Scholes value of options appropriate to compensate such officers at a target 75th percentile total compensation level as described above.

        The Committee also met in October 1995 and adjusted Mr. Meers' salary and target annual incentive level to reflect his new responsibilities as President and Chief Executive Officer of the Reebok Division. In connection with its review, the Committee reviewed comparative compensation data from a number of published compensation consulting firm surveys and determined that this increase would result in Mr. Meers having a target total compensation level in approximately the 75th percentile in comparison to other executives in similar positions. In addition, Mr. Meers received an additional option grant, the size of which was determined subjectively at a level appropriate to provide adequate long term incentives and rewards to Mr. Meers in his new position.

        In adopting and administering executive compensation plans and arrangements, the Committee considers whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code and, in appropriate cases, will strive to structure such compensation so that any such limitation will not apply. The Committee adopted an Executive Performance Incentive Plan at its February 1996 meeting which provides for the award of cash bonuses to executives and is designed to comply with Section 162(m). If adopted by the shareholders at the 1996 Annual Meeting, the plan will take effect in 1996.

                       Jill Elikann Barad, Chair
                       William F. Glavin
                       Geoffrey Nunes

PERFORMANCE GRAPHS

        The following graph demonstrates a five-year comparison of cumulative total returns for the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's
Shoes and Textile Apparel Manufacturers Indices* from December
31, 1990 to December 31, 1995. The graph assumes an investment of $100 on December 31, 1990 in each of the Company's Common
Stock and the stocks comprising the Standard & Poor's 500 Stock Index and the Standard & Poor's Shoes and Textile Apparel Manufacturers Indices. Each of the indices assumes that all dividends were reinvested.


                Base           December Indexed Returns
                ($)                  (Dollars)
Company/Index   Dec.   Dec.    Dec.    Dec.    Dec.    Dec.
Name            1990   1991    1992    1993    1994    1995

Reebok
International
Ltd.            100    291.16  301.91  269.18  357.51  258.04

S&P 500 Index   100    130.47  140.41  154.56  156.60  215.45

S&P Shoes       100    206.08  222.36  156.37  212.20  287.72

S&P Textiles    100    160.38  170.72  129.08  126.42  141.98


* The Standard & Poor's Shoes and Textile Apparel Manufacturers Indices were selected in order to compare the Company's performance with companies in each of the two primary lines of business in which the Company is engaged. The indices do not, however, include all of the Company's competitors, nor all product categories and lines of business in which the Company is engaged.

        The following graph demonstrates a comparison of cumulative total returns for the Company's Common Stock, the Standard &
Poor's 500 Stock Index, and the Standard & Poor's Shoes and
Textile Apparel Manufacturers Indices from July 26, 1985, the date of the Company's initial public offering, through December
31, 1995, and was prepared in the same manner as the five-year performance graph. This graph is included to show the Company's historical stock performance for the entire period since the Company's stock first became publicly traded.


           December Indexed Returns
                  (Dollars)

Company/    Base
Index       ($)
Name        7-26
            1985  1985    1986    1987    1988    1989    1990

Reebok
Interna-
tional
Ltd.        100   139.14  348.43  320.60  377.96  597.60  370.08

S&P 500
Index       100   112.05  132.91  139.80  163.02  214.67  208.00

S&P Shoes   100   112.27  121.99  114.82  182.58  284.03  288.90

S&P
Textiles    100   120.88  173.32  139.73  158.19  208.41  181.28


          December Indexed Returns (Continued)
                      (Dollars)

Company/
Index
Name
              1991      1992      1993     1994      1995

Reebok
Interna-
tional
Ltd.       1077.51   1117.30   996.17   1323.07   954.93

S&P 500
Index       271.38    292.05   321.49    325.74   448.14

S&P Shoes   595.38    642.40   451.73    613.01   831.16

S&P
Textiles    290.74    309.48   234.00    229.18   257.39


TRANSACTIONS WITH MANAGEMENT AND AFFILIATES

        In connection with his relocation from California to Massachusetts, the Company leases a house to Angel Martinez, an Executive Vice President of the Company, for a period expiring on the earlier of the date he sells his California residence or October 31, 1996. At the expiration of the lease, Mr. Martinez has indicated that he will purchase the property from the Company for a price equal to the amount paid by the Company for the house, including certain renovations, plus the depreciated value of certain furnishings purchased for the house by the Company and closing costs paid by the Company in connection with the purchase of the house. Initially, Mr. Martinez was not required to pay rent to the Company while bearing the carrying costs of his California residence. Beginning November 1, 1995, Mr. Martinez became liable for rent at a rate of $5,000 per month which is required to be paid by him in full on the expiration date of the lease, except that, if he sells his California residence prior to May 31, 1996, and purchases the house from the Company at that time, the Company will forgive the rent payments which would then otherwise be due. If Mr. Martinez is no longer employed by the Company, the lease will automatically terminate.

        Steve Fireman, the brother of Paul Fireman, was employed by the Company during 1995 in a corporate staff position. He received compensation and benefits equivalent to that of other employees of the Company holding similar positions and his compensation was reviewed by the Compensation Committee. Steve Fireman resigned his position with the Company as of October 1, 1995.


             APPROVAL OF EXECUTIVE PERFORMANCE INCENTIVE PLAN

        On February 15, 1996 the Compensation Committee and the Board of Directors unanimously approved, subject to approval by shareholders at the 1996 Annual Meeting, the Reebok International Ltd. Executive Performance Incentive Plan (the "Incentive Plan") which provides for the awarding of bonuses to certain executive officers or other key employees of the Company and its subsidiaries subject to the attainment of certain performance criteria.

        In 1993, the Internal Revenue Code was amended by adding
Section 162(m) which limits to $1 million the federal income tax deduction which public corporations may claim for compensation paid to any of its top five executive officers except in certain limited circumstances. One such exception is for compensation based solely on the attainment of one or more performance criteria which are established by an independent compensation committee and approved by shareholders. The Incentive Plan is intended to comply with this exclusion for performance-based compensation and is being submitted to shareholders for approval in order to preserve the deductibility of compensation paid under the Incentive Plan.

        The following is a brief description of certain material features of the Incentive Plan. This summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which appears as Exhibit A to this Proxy Statement.

   TERM

        Subject to approval by shareholders, the Incentive Plan will be effective as of January 1, 1996 and will continue until December 31, 2000 unless reapproved by the Company's shareholders or unless amended or terminated.

   PARTICIPANTS

        Participants in the Incentive Plan will be those corporate officers and other key employees of the Company and its subsidiaries who are selected annually to participate in the Plan by the Compensation Committee. It is anticipated that the participants selected by the Compensation Committee will be those officers and other key employees whose compensation may be subject to the deductibility limits of Section 162(m) of the Code and will include annually less than twenty individuals. In February 1996, the Compensation Committee designated Paul B. Fireman, Paul R. Duncan, Kenneth Watchmaker, Robert Meers, Angel Martinez and John B. Douglas III as participants in the Incentive Plan for 1996.

   ADMINISTRATION

        The Incentive Plan will be administered by the Compensation Committee, which will have authority to prescribe rules relating to the Plan. The decisions of the Compensation Committee with respect to the Incentive Plan will be final and conclusive.

   PERFORMANCE CRITERIA

        Within 90 days after the beginning of each fiscal year of the Company, the Compensation Committee will establish for each participant an objective performance goal or goals based on one or more of the following performance criteria: net income (before or after taxes); operating income; revenue; advance orders or bookings; expenses; return on sales; gross or net margin; cash flow; earnings per share; return on assets; return on equity; total shareholder return; market share; inventory turnover; and stock price. In establishing such performance goals, the Compensation Committee may apply the performance criteria as a measure of the performance of any, all or any combination of the Company, any subsidiary, any division, group or other unit of the Company or a subsidiary, or any product category or categories. The Compensation Committee will also determine the amounts of the target awards that will be paid if the performance goal or goals are met and the method by which such amounts will be calculated. In addition, at the Committee's option, it may determine that all or any part of the award will be paid in shares of Reebok Common Stock having an equivalent value to the amount of the award to be paid in stock, which shares will be subject to such restrictions as the Compensation Committee may determine. In any case, the maximum award that may be paid to any participant under the Incentive Plan for any year is the lesser of 300% of such participant's base salary in effect during such year or $3 million.

   DETERMINATION OF AWARD

        At the end of each fiscal year, the Compensation Committee will determine and certify for each participant if the performance goal or goals have been met and the amount of the award, if any, to be paid. Awards will be paid to participants in cash and/or stock, as applicable, following such determination and within 90 days after the end of such fiscal year. In order to reflect additional considerations relating to performance, the Compensation Committee may, in its discretion, reduce or eliminate any calculated award to be paid to a participant, but may not increase such award.

   AMENDMENT AND TERMINATION

        The Incentive Plan may be amended or terminated by the Compensation Committee at any time except that if any such amendment would require shareholder approval to maintain the qualification of awards under the Incentive Plan as performance-based compensation under Section 162(m) of the Code, shareholder approval will be required.

   1996 AWARDS

        The Compensation Committee plans to establish performance goals and target awards under the Incentive Plan for 1996 for the following corporate officers: Paul B. Fireman, Paul R. Duncan, Robert Meers, Kenneth Watchmaker, Angel Martinez and John B. Douglas III. The actual awards to be paid under the Incentive Plan (or that would have been payable under the Plan for 1995, had the Plan then been in effect) cannot be determined at this time since the awards are dependent on the Company's financial performance for 1996.

        An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required to approve the Incentive Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE FOR PROPOSAL 2.

                             OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF
1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the

Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, all required
Section 16(a) filings were made.

AUDIT MATTERS

        Ernst & Young LLP has been selected to audit the consolidated financial statements of the Company for the year ended December 31, 1996, and to report the results of their audit to the Audit Committee of the Board of Directors.

        A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he desires to do so and to respond to appropriate questions from shareholders.

SHAREHOLDER PROPOSALS

        Proposals of shareholders submitted for consideration at the Annual Meeting of Shareholders in 1997 must be received by the Company no later than November 29, 1996.

OTHER BUSINESS

        The Board of Directors knows of no business that will come before the meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

FORM 10-K

        A COPY OF REEBOK'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY
WRITING TO:  OFFICE OF INVESTOR RELATIONS, REEBOK INTERNATIONAL
LTD., 100 TECHNOLOGY CENTER DRIVE, STOUGHTON, MASSACHUSETTS
02072.

March 29, 1996

                                                EXHIBIT A

                         REEBOK INTERNATIONAL LTD.
                   EXECUTIVE PERFORMANCE INCENTIVE PLAN

        1.   Purpose

        The purpose of the Reebok International Ltd. Executive Performance Incentive Plan (the "Plan") is to provide an incentive for corporate officers and other key employees who are in a position to contribute materially to the success of the Company and its Subsidiaries and to recognize and reward those officers and employees who make such contributions.

        2.   Definitions

        The following terms will have the following meaning for purposes of the Plan:

        (a) "Award" means a cash and/or stock bonus paid in accordance with Section 4.

        (b)  "Board" means the Board of Directors of the Company.

        (c) "Code" means the Internal Revenue Code of 1986, as amended.

        (d) "Committee" means the Compensation Committee of the Board.

        (e)  "Company" means Reebok International Ltd.

        (f) "Participant" means a corporate officer or other key employee of the Company or a Subsidiary selected by the Committee to participate in the Plan.

        (g) "Performance Criteria" means the following measures of performance:

             -  net income (before or after taxes);

             -  operating income;

             -  revenue;

             -  advance orders or bookings;

             -  expenses;

             -  return on sales;

             -  gross or net margin;

             -  cash flow;

             -  earnings per share;

             -  return on assets;

             -  return on equity;

             -  total shareholder return;

             -  market share;

             -  inventory turnover; and

             -  stock price.

        A Performance Criterion may be applied by the Committee as a measure of the performance of any, all, or any combination of the following: the Company, a Subsidiary, a division, group or other unit of the Company or a Subsidiary, or a particular product category or categories of the Company or a Subsidiary.

        (h) "Performance Goal(s)" means the goal or goals established for a Participant by the Committee in accordance with
Section 4(a).

        (i) "Subsidiary" means any corporation in which the Company, directly or indirectly, controls 50 percent or more of the total combined voting power of all classes of stock.

        (j) "Target Award" means the amount of the target award established for each Participant by the Committee in accordance with Section 4(a).

        3.   Term

        The Plan shall be effective as of January 1, 1996, subject to shareholder approval, and shall continue until December 31, 2000 unless reapproved by the Company's shareholders or unless amended or terminated pursuant to Section 9 hereof.

        4.   Awards

        (a) Within 90 days after the beginning of each fiscal year of the Company (a "year"), the Committee will select Participants for the year and establish in writing (i) objective Performance Goal or Goals for each Participant for that year based on one or more of the Performance Criteria, (ii) the specific Award amounts that will be paid to each Participant if the Performance Goal or Goals are achieved (the "Target Award") and (iii) the method by which such amounts will be calculated. At the Committee's option, the Committee may determine that all or any part of any Award may be paid in shares of Common Stock of the Company having an equivalent value to the amount of the Award to be paid in stock, which shares shall be subject to such restrictions as the Committee may determine. If the Committee determines that any part of the Award shall be paid in stock, it shall also determine the basis on which the Award will be converted into stock.

        (b) The maximum Award that may be paid to any Participant under the Plan for any year will be the lesser of 300% of such Participant's annual base salary in effect during such year or $3 million.

        (c) The Committee may reduce or eliminate, but may not increase, any Award calculated under the methodology established in accordance with paragraph (a) in order to reflect additional considerations relating to performance.

        (d) As soon as practicable following each year while the Plan is in effect, the Committee shall determine and certify, for each Participant, the extent to which the Performance Goal or Goals have been met and the amount of the Award, if any, to be made. Awards will be paid to the Participants in cash and/or stock, as applicable, following such certification by the Committee and no later than ninety (90) days following the close of the year with respect to which the Awards are made.

        (e) The Company shall withhold from any Award made hereunder any amount required to be withheld for taxes.

        5.   Termination of Employment

        A Participant shall have no right to an Award under the Plan for any year in which the Participant is not actively employed by the Company or its Subsidiaries on December 31 of such year. In establishing Target Awards, the Committee may also provide that in the event a Participant is not employed by the Company or its Subsidiaries on the date on which the Award is paid, Participants may forfeit his or her right to the Award paid under the Plan.

        6.   Administration

        The Plan will be administered by the Committee. The Committee will have the authority to interpret the Plan, to prescribe rules relating to the Plan and to make all determinations necessary or advisable in administering the Plan. Decisions of the Committee with respect to the Plan will be final and conclusive.

        7.   Unfunded Plan

        Awards under the Plan will be paid from the general assets of the Company, and the rights of Participants under the Plan will be only those of general unsecured creditors of the Company.

        8.   Code Section 162(m)

        It is the intent of the Company that all Awards under the Plan qualify as performance-based compensation for purposes of Code Section 162(m)(4)(C) so that the Company's tax deduction for such Awards is not disallowed in whole or in part under Code
Section 162(m). The Plan is to be applied and interpreted accordingly.

        9.   Amendment or Termination of the Plan

        The Committee may from time to time suspend, revise, amend or terminate the Plan; PROVIDED, that any such amendment or revision which requires approval of the Company's shareholders in order to maintain the qualification of Awards as performance-based compensation pursuant to Code Section 162(m)(4)(C) shall not be made without such approval.

        10.  Applicable Law

        The Plan will be governed by the laws of The Commonwealth of Massachusetts.

        11.  No Rights to Employment

        Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its Subsidiaries. The Company reserves the right to terminate any Participant at any time for any reason notwithstanding the existence of the Plan.

        12.  No Assignment

        Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any Participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of an Award shall only be made to such Participant. Notwithstanding the foregoing, the Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant's death.

        13.  Stockholder Approval

        This Plan shall be subject to approval by a vote of the stockholders of the Company at the 1996 Annual Meeting, and such stockholder approval shall be a condition to the right of any Participant to receive any benefits hereunder.

                                   PROXY

                 ANNUAL MEETING OF REEBOK INTERNATIONAL LTD.

                                May 7, 1996

     The undersigned hereby constitutes and appoints PAUL R. DUNCAN, KENNETH WATCHMAKER and JOHN B. DOUGLAS III, or any one of them with power of substitution to each, proxies to vote and act at the Annual Meeting of Shareholders to be held at The First National Bank of Boston, First Floor Auditorium, 100 Federal Street, Boston, Massachusetts on May 7, 1996 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned.
All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, this proxy will be voted IN FAVOR of all nominees for director and FOR proposal 2 and in the discretion of the named proxies as to any other matter that may come before the meeting or any adjournments thereof.

CONTINUED, AND TO BE SIGNED ON REVERSE SIDE     SEE REVERSE SIDE

[X] Please mark
    votes as in
    this example.

PLEASE DO NOT FOLD THIS PROXY

1.  Election of Class III Directors

The undersigned hereby GRANTS authority to elect as Class III directors the following nominees:

Nominees:  Paul B. Fireman, Robert Meers, Bertram M. Lee, Sr.

                      FOR        WITHHELD
                     [   ]         [   ]

[  ] __________________________________________
     For all nominees except as noted above




2.  To approve the Executive Performance Incentive Plan

                   FOR    AGAINST    ABSTAIN
                  [   ]    [   ]      [   ]




                                            MARK HERE   [  ]
                                            FOR ADDRESS
                                            CHANGE AND
                                            NOTE AT LEFT


Please sign exactly as your name(s) appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please sign your full title as such. Each joint owner should sign.


Signature: _____________________________   Date _________________

Signature: ______________________________  Date _________________